Exhibit 99.1

NEWS RELEASE

RAMBUS REVISES FOURTH QUARTER REVENUE GUIDANCE

LOS ALTOS, Calif. – December 19, 2007 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, announced today that it has revised its fourth quarter revenue guidance of $45 to $50 million. The company now expects revenue to be approximately $40 million for the quarter ending December 31, 2007.

“This revised guidance is due to extended contract negotiations for new license agreements originally forecast to complete in the current quarter,” said Harold Hughes, president and chief executive officer at Rambus. “We are committed to taking the time necessary in negotiations to ensure the value of our IP is fully realized.”

Safe Harbor Statement

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our 10-K and 10-Qs.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com